Exhibit 10.8

GeoLease Partners, L.P.

c/o CSFB Private Equity, Inc

Eleven Madison Avenue

New York, New York 10010

Geokinetics Inc.

One Riverway, Suite 2100

Houston, Texas 77056

November 30, 2005

Attention: Mr. Thomas J. Concannon

Re:    Payoff Letter

Ladies and Gentlemen:

Reference is made to that certain Lease Agreement dated as of October 1, 1999, as Amended and Restated as of May 2, 2003 (as amended through the date hereof, the “Lease Agreement”) among GeoLease Partners, L.P. (“Lessor”), Geokinetics Inc. (“Lessee”) and the subsidiary guarantors listed on the signature pages thereto.  Capitalized terms used herein and not defined herein shall have the meanings given thereto in the Lease Agreement.

The Lessee has advised the Lessor that they intend to purchase all of the Units at the Fair Market Sales Value and to prepay all amounts outstanding under the Lease Agreement, terminate its Obligations under the Lease Agreement and the Other Collateral Agreements, and obtain the release of the Liens granted to the Lessor on behalf of the Obligors on the Collateral.

1.             Payment to Lessor.  Lessee has requested to purchase all of the Units at the Fair Market Sales Value and to prepay all amounts outstanding under the Lease Agreement on November 30, 2005.  The total amount of unpaid Obligations and all fees and expenses (other than the fees and expenses of the Lessor’s counsel set forth below) and other obligations owing under the Lease Agreement, if paid and received at the Lessor’s Account (as defined herein) prior to 5:00 p.m. New York City time on November 30, 2005 (the “Payoff Date”), is US$2,567,558.58 (the “Lease Amount”).  In addition, Lessee shall pay the fees and expenses of the Lessor’s counsel in the amount of US$15,000 (such amount, together with the Lease Amount, the “Payoff Amount”).

This letter (the “Agreement”) confirms that upon, and effective as of, the time of payment by wire transfer of immediately available funds in the amount of the Payoff Amount in the amounts specified below to the following accounts specified below (together, the “Lessor’s Accounts”) (the “Payoff Conditions”) (i) all liabilities, obligations and indebtedness owing by Lessee to the Lessor under the Lease Agreement shall be released, discharged and satisfied in full, (ii) all of the Liens and security interests held by the Lessor in any and all of the property of Lessee pursuant to the Lease Agreement shall be released and terminated and all rights to any Collateral upon which we had a Lien under the Lease Agreement or any Other Collateral Agreements shall automatically revert to Lessee, each without the delivery of any investment or performance of any act by any party, (iii) the Lease Agreement (and all Obligations terminated), the Other Collateral Agreements and all related instruments, agreements and other documents shall be terminated and have no further force or effect, except for such provisions that expressly survive the Lease Agreement and (iv) Lessee shall be released and forever discharged by us from any cause of action or claim, known or unknown, that we may have against Lessee and its successors or assigns arising out of or in connection with the Lease Agreement or any Other Collateral Agreements:

For payment of $2,567,558.58:

Citibank

New York, New York

ABA No.: 021-000-089

Acct No.: 3054-0112

Acct Name: Geolease Partners, L.P.

Reference: Geolease proceeds

Attn: Ruchi Pinniger, Vice President

For payments of fees and expenses of Lessor’s counsel of $15,000:

HSBC Bank USA

100 Maiden Lane

New York, New York 10038

ABA No.: 021-001-088

Acct No.: 015-70-965-5

Account Name: Cahill Gordon & Reindel LLP

2.             Further Assurances. On and after the satisfaction of the Payoff Conditions, the Lessor shall, at the expense of Lessee (i) execute and deliver such documents, instruments and agreements, including, without limitation, the execution and delivery of UCC-3 termination statements, the execution and delivery of one or more notices to Frost National Bank concerning the termination of the deposit account Control Agreements pertaining to Lessee and the subsidiary guarantors and other releases and fixture filing termination statements and (ii) take such other actions, including, without limitation, filings and recordings of terminations and releases, as counsel to Lessee consider necessary to effect or evidence such termination and release or to effect the purposes of this Agreement, in each case, in form and substance reasonably satisfactory to Lessee. In addition, following the satisfaction of the Payoff Conditions, the Lessor authorizes Lessee to file any UCC-3 termination statements and fixture filing termination statements pertaining to UCC financing statements filed by the Lessor in respect of the Collateral so long as such termination statements are in form and substance reasonably satisfactory to the Lessor.

3.             Headings. The headings contained in this Agreement are for reference purposes only and shall not constitute a part hereof.

4.             Governing Law. This Agreement and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with the laws of the State of New York without regard to conflicts of laws principles.

5.             Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

Kindly acknowledge your acceptance of and agreement to the foregoing by executing a counterpart of this Agreement. This Agreement may be executed in any number of counterparts, including facsimile counterparts, but all of such counterparts shall, together, constitute but one of the same agreement.

Very truly yours,

CEOLEASE GP, INC.
as general partner of
GEOLEASE PARTNERS, L.P.

By:	/s/ Douglas M. Ladden
	Name:	Douglas M. Ladden
	Title:	President

Accepted and Agreed:

GEOKINETICS INC.

By:	/s/ Thomas J. Concannon
	Name:	Thomas J. Concannon
	Title:	VP & CFO